Exhibit 8.1

List of Subsidiaries and Consolidated Affiliated Entities of YY Inc.

Place of Incorporation

Subsidiaries
Duowan Entertainment Corporation	BVI
NeoTasks Inc.	Cayman Islands
NeoTasks Limited	Hong Kong
Guangzhou Huanju Shidai Information Technology Co., Ltd.	PRC
Huanju Shidai Technology (Beijing) Co., Ltd.	PRC
Zhuhai Duowan Information Technology Co., Ltd.	PRC
Zhuhai Huanju Shidai Information Technology Co., Ltd	PRC
Engage Capital Partners I.L.P.	Cayman Islands
BiLin Information Technology Co., Ltd.	Cayman Islands
BiLin Information Technology Co., Limited	Hong Kong
Beijing Bilin Changxiang Information Technology Co., Ltd	PRC

Consolidated Affiliated Entities
Beijing Tuda Science and Technology Co., Ltd.	PRC
Guangzhou Huaduo Network Technology Co., Ltd.	PRC
Guangzhou Juhui Information Technology Co., Ltd.*	PRC
Guangzhou Huanju Media Co., Ltd.*	PRC
Beijing Huanqiu Chuangzhi Software Co., Ltd.*	PRC
100-Online Education Technology (Beijing) Co., Ltd.*	PRC
Beijing Dubooker Culture Communication Co., Ltd.*	PRC
Beijing Huanqiu Xingxue Technology Development Co., Ltd.	PRC
Beijing Yunke Online Technology Development Co., Ltd.	PRC
Guangzhou Zhuque Information Technology Co., Ltd.*	PRC
Shanghai Beifu Culture Communication Co., Ltd.	PRC
Shanghai Lanyu Trading Co., Ltd.	PRC
Shanghai Fulan Electronic Technology Co., Ltd.	PRC
Guangzhou Huanju Electronic Commerce Co., Ltd.*	PRC
Zhuhai Huanju Interactive Entertainment Technology Co., Ltd.*	PRC
Beijing Bilin Online Information Technology Co., Ltd.	PRC
Shanghai Yilian Equity Investment Partnership (LP)	PRC

* Wholly owned subsidiaries of Guangzhou Huaduo Network Technology Co., Ltd.